As filed with the Securities and Exchange Commission on December 14, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hyliion Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	83-2538002
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1202 BMC Drive, Suite 100 Cedar Park, Texas	78613
(Address of Principal Executive Offices)	(Zip Code)

Hyliion Holdings Corp. 2020 Equity Incentive Plan
Hyliion Inc. 2016 Equity Incentive Plan
(Full title of the plan)

Thomas Healy
Chief Executive Officer
Hyliion Holdings Corp.
1202 BMC Drive, Suite 100
Cedar Park, Texas 78613
(Name and address of agent for service)

(833) 495-4466
(Telephone number, including area code, of agent for service)

Copies to:
Dave Peinsipp
Kristin VanderPas
Marianne Sarrazin
Cooley LLP
101 California Street, 5th Floor
San Francisco, California 94111
Tel: (415) 693-2177

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) or the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
2020 Equity Incentive Plan (Common stock, par value $0.0001 per share)	12,200,000	(2)	$17.55	(3)	$214,110,000	(3)	$23,359.40	(3)
2016 Equity Incentive Plan (Common Stock, par value $0.0001 per share)	7,480,579	(4)	$0.17	(6)	$1,271,698.43	(6)	$138.74	(6)
(Common Stock, par value $0.0001 per share)	240,431	(5)	$17.55	(3)	$4,219,564.05	(3)	$460.35	(3)
Total	19,921,010				$219,601,262.48		$23,958.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2)	Represents 12,200,000 shares of the registrant’s common stock currently reserved for issuance under the Hyliion Holdings Corp. 2020 Equity Incentive Plan (the “2020 Incentive Plan”). To the extent that awards outstanding under the 2020 Incentive Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of common stock subject to such awards will be available for future issuance under the 2020 Incentive Plan.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on December 10, 2020, which date is within five business days prior to the filing of this registration statement.

(4)	Represents 7,480,579 shares of the registrant’s common stock underlying stock option awards previously granted under the 2016 Incentive Plan, as assumed by the registrant on October 1, 2020 pursuant to the Business Combination Agreement and Plan of Reorganization, dated June 18, 2020 (the “Business Combination Agreement”), by and among the Tortoise Acquisition Corp., our predecessor company, SHLL Merger Sub Inc., a wholly owned subsidiary of TortoiseCorp, and Hyliion Inc.
(5)	Represents 240,431 shares of the registrant’s common stock reserved for future issuance under the 2016 Incentive Plan as of the date of this registration statement.

(6)	Estimated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and based on an average weighted exercise price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act or 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to participants in the Hyliion Holdings Corp. 2020 Equity Incentive Plan (the “2020 Plan”) and participants in the Hyliion Inc. 2016 Equity Incentive Plan (the “2016 Plan” and together with the 2020 Plan, the “Plans”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are hereby incorporated by reference in this registration statement:

(a)	the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 23, 2020;

(b)	the registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 7, 2020, August 6, 2020 and November 12, 2020, respectively;

(c)	the registrant’s current reports on Form 8-K filed with the Commission on January 24, 2020, June 19, 2020, September 24, 2020, October 1, 2020, October 7, 2020 (as amended on October 7, 2020 and November 12, 2020), October 29, 2020, November 12, 2020, November 30, 2020; and December 7, 2020;

(d)	the registrant’s definitive proxy statement on Schedule 14A with respect to the business combination filed with the SEC on September 8, 2020 (other than those portions of such proxy statement not deemed to be “filed” with the SEC); and

(e)	the description of the registrant’s common stock contained in the registration statement on Form 8-A filed with the Commission on February 27, 2019 and any amendment or report filed with the Commission for the purpose of updating the description.

All reports and other documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this registration statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Second Amended and Restated Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

These provisions do not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Company dated October 1, 2020 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on October 7, 2020).
4.2	Amended and Restated Bylaws of the Company dated October 1, 2020 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on October 7, 2020).
5.1	Opinion of Cooley LLP.
16.1	Letter from WithumSmith+Brown, PC to the SEC, dated October 1, 2020 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed on October 7, 2020).
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Tortoise Acquisition Corp.
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm of Hyliion Inc.
23.3	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).
99.1	Hyliion Holdings Corp. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on October 7, 2020).
99.2	Hyliion Inc. 2016 Equity Incentive Plan and forms of Stock Option Grant Notices, Exercise Notice, Stock Option Agreement, Nonstatutory Stock Option Agreement and Stock Restriction Agreement.
99.3	Forms of Stock Option Grant Notice and Stock Option Agreement under the Hyliion Holdings Corp. 2020 Equity Incentive Plan.
99.4	Forms of RSU Award Grant Notice and RSU Award Agreement under the Hyliion Holdings Corp. 2020 Equity Incentive Plan.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Park, State of Texas, on December 14, 2020.

HYLIION HOLDINGS CORP.

By:	/s/ Thomas Healy
Name:	Thomas Healy
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Healy and Greg Van de Vere, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas Healy	Chief Executive Officer and Director	December 14, 2020
Thomas Healy	(Principal Executive Officer)

/s/ Greg Van de Vere	Chief Financial Officer	December 14, 2020
Greg Van de Vere	(Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew H. Card, Jr.	Director	December 14, 2020
Andrew H. Card, Jr.

/s/ Vincent T. Cubbage	Director	December 14, 2020
Vincent T. Cubbage

/s/ Howard Jenkins	Director	December 14, 2020
Howard Jenkins

/s/ Edward Olkkola	Director	December 14, 2020
Edward Olkkola

/s/ Stephen Pang	Director	December 14, 2020
Stephen Pang

/s/ Robert M. Knight, Jr.	Director	December 14, 2020
Robert M. Knight, Jr.